Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of the 1st day of October, 2004, by and among First National Banc, Inc. a Georgia corporation (the “Company”), First National Bank, a national bank chartered under the laws of Florida and a wholly-owned subsidiary of the Company (the “Bank”), and Timothy M. O’Keefe (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company owns 100% of the outstanding stock of the Bank; and

WHEREAS, the Board of Directors of the Bank, recognizing the experience and knowledge of Executive in the banking industry, desire to retain the valuable services and business counsel of Executive, it being in the best interest of the Bank to arrange terms of employment for Executive so as to reasonably induce Executive to remain in his capacities with the Bank for the term hereof; and

WHEREAS, Executive is willing to provide services to the Bank in accordance with the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:

1. Employment. The Bank employ the Executive and the Executive accepts employment upon the terms and conditions set forth in this Agreement.

2. Term. The term of employment of Executive under this Agreement shall be, initially, the two-year period commencing on, October 1, 2004 and ending on, September 30, 2006.

3. Compensation.

Base Salary. For all services rendered by the Executive, the Executive shall be paid a minimum annual base salary of $112,000 through December 31, 2004, payable in equal installments during the term of this Agreement in accordance with the Bank’s normal pay practices, but not less frequently than twice per month. Salary payments shall be subject to withholding and other applicable taxes. Beginning January 1, 2005, in January of each year during the term of employment of Executive, the Board of Directors of the Company shall consider (i) an adjustment to Executive’s minimum annual base salary, based upon such factors as the Board of Directors in its sole discretion deems appropriate given Executive’s performance of his duties hereunder during the immediately preceding calendar year, and (ii) an annual cost of living increase commensurate with those given other key executive officers of the Bank. The increase in Executive’s minimum annual base salary, if any, pursuant to this Section 3 shall be effective as of the 1st day of January of the year in which such increase is approved by the Board of Directors of the Bank. In the event that Executive’s minimum annual base salary is increased pursuant to such review by the Board of Directors of the Bank, then such salary, as increased, becomes the minimum annual base salary for the next successive year for the purposes of this Agreement. The term “Base Salary” as used in this Agreement shall mean the minimum annual base salary of Executive as last established by the Board of Directors of the Bank. Compensation shall be terminated by the death or disability of the executive.

Bonus. In addition to Executive’s Base Salary, for the twelve (12) month period ending December 31, 2004, Executive shall be entitled to receive a bonus. Title and Duties. Executive shall serve as President, Chief Executive Officer and Director of the Bank. Executive shall run the day-to-day activities of the Company and the Bank, within the framework of the approved annual budgets, with a sound system of internal controls, and in compliance with the policies of the Board of Directors of the Company and the Bank and all applicable laws and regulations.

4. Extent of Services. Executive shall devote his entire time, attention, and energies to the business of the Bank, and shall not during the term of this Agreement be engaged in any other business activity which requires the attention or participation of Executive during normal business hours of the Bank. However, Executive may invest his assets in such form or manner as will not require his services in the operation of the affairs of the companies in which such investments are made.

5. Working Facilities. Executive shall have such assistants, perquisites, facilities and services as are suitable to his position and necessary for the performance of his duties. Vacations. Executive shall be entitled each year to a vacation of four (4) weeks per year during which time Executive’s compensation shall be paid in full. In addition, Executive shall be entitled to such other leaves of absence, with or without pay, upon such terms and conditions as the Board of Directors of the Bank, in its discretion, may provide.

6. Additional Compensation. During the term of this Agreement, the Bank shall furnish to Executive:

(a) Participation in all group employee benefit programs offered to all employees of the Bank, such as group health and hospital insurance, etc. including, but not limited to, a term life insurance policy in an amount equal to three times Executive’s Base Salary and a disability insurance policy containing coverage terms equal to 100% of executives salary when the disability occurs.

(b) Reimbursement of reasonable and normal deductible business expenses, including, but not limited to, travel to and attendance at annual and periodic meetings of trade associations, and other travel and entertainment expenses. Said expenses shall be sufficiently documented and be approved by the Board Chairman, to comply with the policies of the Company and the Bank, and standards for deductibility of business expenses established, from time to time, by the Internal Revenue Service.

7. Change in Control of the Company. (a) In the event of a “change in control” of the Company, not promulgated by the executive, as defined herein, Executive shall be entitled, within thirty (30) days prior to the date of closing of the transaction effecting such change in control and at his election, to give written notice to the Company and the Bank of termination of this Agreement and to receive a cash payment equal to one hundred ninety-nine percent (199%) times Executive’s minimum annual base salary then in effect as set forth in Section 3 herein. The cash payment will be paid to Executive in one lump sum by delivery to Executive of a cashier’s check or other official Bank check not later than ten (10) days after the date of notice of termination by the Executive delivered pursuant to this Section 8, or at the closing of the transaction effecting the change of control of the Company, whichever is later. If the Executive remains with the acquiring institution he will not receive payment. However, if the Executive leaves during the first twelve (12) months after the change of control the Company will payout the remaining balance due under this provision.

(b) The payments provided for by Section 7(a) shall be payable by the Company and/or the Bank only to the extent that such payments are deductible by the Company and are not rendered non-deductible by Section 280G of the Internal Revenue Code of 1986, as amended.

(c) For purposes of this Section 7, “change in control” of the Company shall mean:

(i) any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 51% or more of the outstanding shares of Common Stock of the Company; not presently owning shares in the Company;

(ii) the sale of all or substantially all of the assets of the Company;

(iii) the liquidation of the Company

8. Termination. (a) For Cause. This Agreement may be terminated by the Board of Directors of the Company and the Bank without notice and without further obligation than for monies already paid, for any of the following reasons:

(i) failure of Executive to follow reasonable written instructions or policies of the Board of Directors of the Company or the Bank for a period of five (5) business days after written notice to Executive from the Board of Directors regarding such failure;

(ii) receipt by the Bank of written notice from either the DBF or FDIC that the DBF or FDIC has criticized Executive’s performance, and has either (a) rated the Bank a “4” or a “5” under the Uniform Financial Institution Rating System or (b) has determined that the Bank is in a “troubled condition” as defined under Section 914 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989;

(iii) gross negligence or willful misconduct of Executive materially damaging to the business of the Bank during the term of this Agreement, or at any time while he was employed by the Bank prior to the term of this Agreement, if not disclosed to the Bank prior to the commencement of the term of this Agreement, which negligence or misconduct continues for a period of five (5) business days after written notice to Executive from the Board of Directors; or

(iv) conviction of Executive during the term of this Agreement of a crime involving breach of trust or moral turpitude.

(b) Without Cause. The Bank (subject to the approval of the Board of Directors of the Bank) may, upon thirty (30) days’ written notice to Executive, terminate this Agreement without cause at any time during the term of this Agreement upon the condition that Executive shall be entitled, as liquidated damages in lieu of all other claims, to severance payments, to be paid in equal monthly installments the amount of which shall be calculated by dividing the severance payment amount as indicated below by the number of full months remaining of the term of this Agreement and rounding such quotient to the nearest whole dollar, as follows: in the event that this Agreement is terminated by the Bank during the period of time from October 1, 2004 to September 30, 2006, Executive shall be entitled to the payment of the number of months remaining on the contract at 125% of the present base salary.

The termination of employment of Executive “without cause” shall not entitle the Bank to enforcement of the non-competition and non-solicitation covenants contained in Section 10 hereof.

(c) Negative Post-Termination Statements. In the event that Executive terminates his employment under this Agreement prior to the expiration of the term of this Agreement or if Executive’s employment under this Agreement is terminated by the Bank for reasons other than those set forth in Section 8(a)(ii), (iii) or (iv), neither the Bank nor Executive shall make any statement, whether written, oral or otherwise, concerning Executive, the Bank which may adversely affect the business or reputation of the Company or the Bank or which may have a negative impact on the stockholders thereof.

9. Death or Disability. In addition to the provisions for termination of this Agreement contained in Section 8 hereof, this Agreement shall also be terminated by the earlier to occur of either of the following:

(a) The death of Executive; or

(b) The complete disability of Executive. “Complete disability” as used herein shall mean the inability of Executive to perform the essential functions of his position, with or without reasonable accommodations, as a result of physical or mental illness, injury or incapacity for either (i) a period of ninety (90) consecutive days, or (ii) more than one hundred eighty (180) days in the aggregate in any twelve (12) month period during the term hereof. Upon the occurrence of a complete disability, then Executive acknowledges that he would be unable to perform the essential functions of his job and the Bank may terminate Executive’s employment upon written notice to Executive. The date of complete disability shall be the date specified by the Board of Directors of the Company in the written notice provided to Executive by the Company.

In the event of the death or complete disability of Executive, the Bank shall provide insurance to pay to Executive the compensation provided in Section 3 hereof to the effective date of termination of this Agreement, and none of the parties hereto shall thereafter have any further obligation hereunder except as otherwise specifically provided herein.

10. Non-Competition and Non-Solicitation. (a) Executive acknowledges that he has performed services or will perform services hereunder which directly affect the Bank’s business presently conducted within the city and county limits of Orange Park, Clay County, Florida and south Georgia and within 75 miles of Orange Park, Florida. Accordingly, the parties deem it necessary to enter into the protective agreement set forth below, the terms and condition of which have been negotiated by and between the parties hereto.

(b) In the event of termination of employment under this Agreement as a result of Executive’s resignation prior to the expiration of the term of this Agreement or as a result of a change in control of the Company, Executive agrees with the Bank that through the actual date of termination of the Agreement, and for a period of one (1) year after such termination date:

(i) Executive shall not, without the prior written consent of the Company and the Bank, within Clay County, Florida and south Georgia, within 75 miles of Orange Park, Florida, either directly or indirectly, perform banking services in the capacity of an executive officer of any bank, bank holding company or other financial institution.

(ii) Executive shall not, without the prior written consent of the Bank (1) furnish anyone with any list or lists of customers of the Bank or utilize such list or information himself; (2) furnish, use or divulge to anyone any trade secrets or proprietary, confidential information acquired by him from the Bank related to the Bank’s methods of doing business; (3) contact directly or indirectly any customer of the Bank in regard to offering or providing banking services or related services; (4) hire for any other employer (including himself) any employee of the Bank under any circumstances, or (5) undertake a business opportunity that came to the attention of Executive through his employment with the Bank which Executive had not previously offered in writing to the Bank and which the Bank had rejected in writing.

(c) The covenants of Executive set forth in this Section 10 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are hereby acknowledged by Executive, and have also been made by Executive to induce the Bank to enter into this Agreement. Each of the aforesaid covenants may be availed of or relied upon by the Bank in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including but not limited to reasonable attorney’s fees) suffered by the Company and the Bank arising out of any breach of the aforesaid covenants by Executive. The covenants of Executive set forth in this Section 10 are cumulative to each other and to all other covenants of Executive in favor of the Bank contained in this Agreement, and shall survive the termination of this Agreement for the purposes intended. Should any covenant, term or condition contained in this Section 10 become or be declared invalid or unenforceable by a court of competent jurisdiction, then the parties may request that such court judicially modify such unenforceable provision consistent with the intent of this Section 10 so that it shall be enforceable as modified, and in any event the invalidity of any provision of this Section 13 shall not affect the validity of any other provision in this Section 13 or elsewhere in this Agreement.

11. Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to his residence in the case of Executive, or to its principal office in the case of the Bank.

12. Waiver of Breach. The waiver by the Bank of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Company and the Bank.

13. Assignment. Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Executive under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Bank.

14. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

15. Severability. The provisions of this Agreement shall be deemed severable and the unenforceability of any provision or any portion thereof shall not affect the validity of the remainder of any such provision or the other provisions of this Agreement.

16. Entire Agreement. This Agreement contains the entire understanding of the parties hereto regarding employment of Executive, and supersedes and replaces any prior agreement relating thereto. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“BANK”

FIRST NATIONAL BANK

By:	/s/ Roscoe Mullis, Chairman

Attest:	/s/
[BANK SEAL]

“EXECUTIVE”

By:	/s/ Timothy M. O’Keefe	(L.S.)
Timothy M. O’Keefe